Exhibit 99.2

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC.
ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION

FRISCO, TEXAS, February 28, 2011 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has commenced a cash tender offer (the "Tender Offer") and consent solicitation (the "Consent Solicitation," and together with the Tender Offer, the "Offer") for any and all of its $172 million aggregate principal amount of 6⅞% Senior Notes due 2012 (CUSIP No. 205768AF1) (the "Notes"). The Tender Offer and Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated February 28, 2011 (the "Offer to Purchase"). The Offer will expire at 8:00 a.m., New York City Time, on Monday, March 28, 2011, unless extended by Comstock in its sole discretion (the "Expiration Time").

Holders who validly tender (and do not validly withdraw) their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to 5:00 p.m., New York City time, on March 11, 2011, unless extended by us in our sole discretion (such time and date, as the same may be extended, the "Consent Expiration"), will receive total consideration of $1002.50 per $1,000 principal amount of Notes, which includes a consent payment of $10.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders who validly tender their Notes before the Consent Expiration will be eligible to receive payment on the initial payment date, which is expected to be on or about March 14, 2011.

Holders who tender (and do not validly withdraw) their Notes after the Consent Expiration and prior to the Expiration Time will be entitled to receive consideration of $992.50 per $1,000.00 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Expiration will not receive a consent payment.

Following receipt of the consent of holders of at least a majority in aggregate principal amount of the outstanding Notes, Comstock will execute a supplemental indenture effecting the proposed amendments, which would permit Comstock to redeem the Notes on as little as three days’ prior written notice. Except in certain circumstances, Notes tendered and consents delivered may be withdrawn only prior to the Consent Expiration.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the required consents to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, and (ii) the completion of a new debt financing, so that, when combined with other cash on hand, the Company will have sufficient funds to pay the total consideration for all Notes tendered and accepted for purchase plus all related fees and expenses, each as more fully described in the Offer to Purchase.

Comstock has engaged BofA Merrill Lynch as Dealer Manager for the Offer.  Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-4603.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.